Exhibit 10.19

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of June 23, 2004 (the “Agreement”), by and between California Micro Devices Corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated January 23, 2004, as amended from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Four Million Dollars ($4,000,000) and a Committed Equipment Line in the original principal amount of Two Million Fifty Two Thousand Seven Hundred Twenty Seven Dollars ($2,052,727). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and Intellectual Property Security Agreement (“IP Agreement”). The IP Agreement is being terminated pursuant to the terms of this Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Section 6.2 a (vi) and Section 6.9 are hereby deleted in their entirety.

2.	Subletters (b) and (c) of Section 6.11 are hereby deleted in their entirety.

3.	Borrower has paid in full the Term Loan. Therefore, pursuant to Section 4.3 of the Loan Agreement, Borrower is delivering a signed copy of the Negative Pledge Agreement comprising Exhibit F to the Loan Agreement and Bank is amending the definition of Collateral as provided in 4 below to exclude Intellectual Property, except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property. In addition, Bank hereby agrees to terminate the IP Agreement and release its filings with the United States Patent and Trademark office, the Register of Copyrights and (as provided in the Exhibit A attached hereto) California Secretary of State with respect to Borrower’s Intellectual Property within 10 Business Days after the execution of this Loan Modification Agreement.

4.	Exhibit “A” of the Loan Agreement is hereby amended and replaced with the Exhibit “A” attached hereto pursuant to Section 4.3 of the Loan Agreement.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever else necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

This Loan Modification Agreement is executed as of the date first written above.

7. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Bank’s receipt of the fully executed Negative Pledge Agreement.

BORROWER: CALIFORNIA MICRO DEVICES CORPORATION		BANK: SILICON VALLEY BANK

By:	/s/ R. Gregory Miller	By:	/s/ Tom Smith
Name:	R. Gregory Miller	Name:	Tom Smith
Title:	CFO	Title:	Senior Relationship Manager

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind,;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

NEGATIVE PLEDGE AGREEMENT

This Negative Pledge Agreement is made as of  June 23, 2004 by and between California Micro Devices Corporation, a California corporation (“Borrower”), and Silicon Valley Bank (“Bank”).

RECITAL

Bank has agreed to make certain advances of money and to extend certain financial accommodations to Borrower (the “Loans”) in the amounts and manner set forth in that certain Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated January 23, 2004 (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement). Bank is willing to continue to make the Loans to Borrower, but only upon the condition, among others, that Borrower shall provide to Bank a negative pledge in Borrower’s Intellectual Property.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, Borrower hereby represents, warrants, covenants and agrees as follows:

1. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber (other than transfers permitted under Section 7.1 of the “Loan Agreement”) any of Borrower’s Intellectual Property (including without limitation those Copyrights, Patents, Trademarks and Mask Works listed on schedules hereto), without Bank’s prior written consent.

2. It shall be an Event of Default under the Loan Documents if there is a breach of any term of this Negative Pledge Agreement.

BORROWER: CALIFORNIA MICRO DEVICES CORPORATION

By:	/s/ R. Gregory Miller
Name:	R. Gregory Miller
Title:	CFO